SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    --------


Date of Report (Date of earliest event reported)         May 12, 1997
                                                   -----------------------------


                                 QPQ CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Florida                      1-12350                    65-0423147
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission File             (IRS Employer
 or incorporation)                     Number)               Identification No.)



             7777 Glades Road, Suite 213, Boca Raton, Florida 33434
--------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code       (561) 470-6005
                                                   -----------------------------

--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS.

On May 23, 1997, the Registrant entered into an Undertaking and Loan Agreement (the "Loan Agreement") with International Fast Food Corporation, a Florida corporation ("IFFC") and Pizza King Polska Sp, z.o.o., a Polish limited liability company ("PKP"), whereby IFFC granted to the Registrant a loan in the amount of $500,000, plus interest at the rate of 9% per annum (the "Loan"). By the terms of the Loan Agreement, the Loan shall be repaid by Registrant (in U.S. Dollars) in full no later than 3 months from the date of the Loan Agreement. The Registrant has the right to prepay the principal amount without penalty. In order to secure IFFC's rights under the Loan Agreement, Registrant has agreed to transfer to IFFC 41,258 shares of Common Stock of PKP (the "PKP Shares") currently owned by Registrant pursuant to an Agreement on Transfer of Shares as Collateral dated May 23, 1997 (the "Transfer Agreement"). Under the Transfer Agreement, IFFC agrees to transfer the PKP Shares back to the Registrant upon full repayment of the Loan. In the event that the Registrant defaults under the Loan Agreement, IFFC shall be released from its obligation to transfer the PKP Shares back to Registrant and shall have the right to apply the PKP Shares against the sums due under the Loan Agreement or any agreement entered into pursuant to the Loan Agreement. The Loan Agreement and the Transfer Agreement are governed by the laws of Poland.

The foregoing summary of the Loan Agreement and the Transfer Agreement is qualified in its entirety by the copy of the Loan Agreement and Transfer Agreement attached hereto as exhibits.

On May 12, 1997, Mitchell Rubinson resigned as President and Chief Executive Officer of the Company. On May 21, 1997, Mr. Rubinson resigned as Chairman of the Board of Directors of the Company.

The Registrant, through its direct or indirect subsidiaries, continues to search for, investigate and attempt to secure and develop business opportunities on its own behalf and for its subsidiaries. However, there can be no assurance that the Registrant will be successful in its search for new business opportunities.

The Registrant has entered into a settlement with all holders of its 8.0% Convertible Debentures (the "Debentures"), whereby the holders of the Debentures have agreed to accept three (3) shares of the Registrant's Common Stock in exchange for each $1 of debentures held by each Debenture holder. Under the terms of the Debentures, each holder was to have received on March 31, 1998, the principal amount of the Debenture, plus interest at the rate of 8% per annum due and payable quarterly in arrears. Additionally, by the terms of the Debentures, the holders were also entitled to convert the Debentures into shares of Common Stock at a conversion price per share equal to the lower of (a) 75% of the average closing bid price on the Common Stock for five business days immediately preceding the conversion date or (b) 75% of the average of the closing bid price of the Common Stock for the business day immediately preceding the date of the individual Subscription Agreement.

On May 27, 1997, the Registrant received a letter from Nasdaq concerning the continued listing of the Registrant's shares of Common Stock on The Nasdaq SmallCap Market (the "Letter"). The Letter indicated that the Registrant's shares of Common Stock have failed to maintain a closing bid price greater than or equal to $1.00. Nasdaq also stated that to be eligible for continued listing, all securities, except warrants and rights, must maintain a minimum bid price of $1.00 or, as an alternative if the bid price is less than $1.00, maintain capital surplus of $2,000,000 and a market value of the public float of $1,000,000. The Registrant has also failed to meet the alternative. The Letter also stated that the Registrant will be provided 90 calendar days in which to regain compliance with the minimum bid price or the alternative requirement. In the event the Registrant is unable to demonstrate compliance with the minimum $1.00 bid price or the alternative requirement on or before the end of the 90 day period, it must submit, by that date, its proposal(s) for achieving compliance. The Registrant is currently reviewing its business plan and considering alternatives in order to meet its Nasdaq listing requirements. There can be no assurance that the Registrant will be successful in regaining compliance with Nasdaq's continued listing requirements.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibits
--------

            (a) Undertaking and Loan Agreement, dated May 23, 1997, by and among the Registrant, International Fast Food Corporation and Pizza King Polska Sp, z.o.o.

            (b) Agreement on Transfer of Shares as Collateral, dated May 23, by and among the Registrant and International Fast Food Corporation.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 QPQ CORPORATION


                                    By: /s/ C. Lawrence Rutstein
                                       -----------------------------------------
                                         C. LAWRENCE RUTSTEIN
                                         President and Chief Executive Officer


DATED:  June 19, 1997